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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )

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City National Corporation
(Name of Registrant as Specified In Its Charter)

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CITY NATIONAL CORPORATION
City National Center
400 North Roxbury Drive
Beverly Hills, California 90210
(310) 888-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 4, 2005

TO THE STOCKHOLDERS:

        City National Corporation (the "Corporation") will hold its Annual Meeting of Stockholders at City National Center, 400 North Roxbury Drive, Beverly Hills, California on Wednesday, May 4, 2005, at 4:30 p.m. for the following purposes:

          1.     To elect four Class III directors for terms expiring in 2008 or until their respective successors have been elected and qualified;

          2.     To ratify the selection of KPMG LLP as the Corporation's independent auditors for the fiscal year ending December 31, 2005; and

          3.     To transact any other business that may be properly brought before the meeting or any postponement or adjournment of the meeting.

        The Board of Directors recommends that stockholders vote FOR all proposals.

        Stockholders of record at the close of business on March 15, 2005 are entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment of the meeting.

        You are cordially invited to attend the 2005 Annual Meeting of Stockholders of City National Corporation. Whether you plan to attend the annual meeting or not, we urge you to sign, date and return the enclosed proxy card in the postage paid envelope provided, so that as many shares as possible may be represented at the annual meeting. The vote of every stockholder is important and your cooperation in returning your executed proxy promptly will be appreciated. Each proxy is revocable and will not affect your right to vote in person if you attend the annual meeting.

        We appreciate your continuing support and look forward to seeing you at City National Corporation's Annual Meeting.

Sincerely,

BRAM GOLDSMITH	RUSSELL GOLDSMITH
Chairman of the Board	Vice Chairman and Chief Executive Officer

Beverly Hills, California
March 22, 2005

CITY NATIONAL CORPORATION
City National Center
400 North Roxbury Drive
Beverly Hills, California 90210
(310) 888-6000

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ANNUAL MEETING AND VOTING	1
PROPOSAL 1. Election of Directors	4
PROPOSAL 2. Ratification of Selection of Independent Auditors	6
FEES PAID TO KPMG LLP	6
CORPORATE GOVERNANCE AND RELATED MATTERS	7
Corporate Governance	7
Director Independence	7
Board of Directors Meetings; Contacting the Board; Committees	7
Compensation, Nominating & Governance Committee	8
Compensation Committee Interlocks and Insider Participation	8
Audit Committee; Report by the Audit Committee	9
Director Compensation and Stock Ownership Guidelines	11
Certain Transactions and Relationships	12
Section 16(a) Beneficial Owner Reporting Compliance	13
Stockholder Proposals	13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14
Principal Owners of Common Stock	14
Security Ownership of Management	16
City National Corporation	16
Subsidiaries	18
EXECUTIVE COMPENSATION AND OTHER INFORMATION	19
Report on Executive Compensation by Compensation, Nominating & Governance Committee	19
Compensation of Executive Officers	25
Summary Compensation Table	25
Employment Contracts, Change of Control Agreements and Termination Agreements	26
Stock Option Plans	30
APPENDIX A—DIRECTOR INDEPENDENCE STANDARDS	A-1

CITY NATIONAL CORPORATION
City National Center
400 North Roxbury Drive
Beverly Hills, California 90210
(310) 888-6000

ANNUAL MEETING OF STOCKHOLDERS ON MAY 4, 2005

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING,
PROXY MATERIALS AND VOTING

Q.	Why did you send me this proxy statement?
A.
We sent you this proxy statement because the Board of Directors of the Corporation is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders to be held on May 4, 2005. You are cordially invited to attend the Annual Meeting and are requested to vote on the Proposals described in this Proxy Statement.
Q.	When is this proxy statement being mailed to stockholders?
A.	This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about March 22, 2005.
Q.	What am I voting on?
A.	• The election of directors; and
• Ratification of the selection of KPMG LLP as the Corporation's independent auditor for 2005.
We will also consider any other business that properly comes before the meeting. See Q: "How will voting on any other business be conducted?" below.
Q.	How does the Board of Directors recommend I vote?
A.	The Board of Directors recommends you vote:
• FOR each of the nominees for Director; and
• FOR ratification of KPMG LLP as independent auditor.
Q.	Who can vote at the annual meeting?
A.
Stockholders of record on March 15, 2005 (the "Record Date") may vote at the annual meeting. At the close of business on the Record Date, there were 49,502,735 shares of the Corporation's common stock outstanding, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

Q.	How many votes are needed to hold the annual meeting?
A.
The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the Corporation to hold the meeting and conduct business. Proxies received but marked as abstentions will be included in the calculation of the number of votes considered to be present at the meeting.
Q.	What do I have to do to vote?
A.
You may vote by granting a proxy, or for shares held in street name, by submitting voting instructions to your broker or other nominee. If your shares are held by a broker or other nominee, you will receive instructions that you must follow to have your shares voted. See below for more information on voting your shares if held in the name of your broker.

If you hold your shares as the stockholder of record, you may vote by signing and dating each proxy card you receive and returning it in the enclosed postage paid envelope. If you mark the proxy card to show how you wish to vote, your shares will be voted as you direct. If you return a signed proxy card but do not mark the proxy card to show how you wish to vote, your shares will be voted FOR each of the Board of Directors' nominees for election as director and FOR ratification of KPMG as independent auditor. You may change or revoke your vote at any time before it is counted at the annual meeting by:
(i) notifying our Secretary at the address shown above; (ii) attending the annual meeting and voting in person; or (iii) submitting a later dated proxy card.
Q.	What do I have to do to vote my shares if they are held in the name of my broker?
A
If your shares are held by your broker, sometimes called "street name" shares, you must vote your shares through your broker. You should receive a form from your broker asking you how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters (such as election of directors and ratification of auditors), but not on non-routine matters If you do not give instructions to your broker, with respect to the election of directors and/or ratification of auditors, your broker will vote your shares at its discretion on your behalf. The voting instruction form will provide instructions for you to return it, including instructions for responding by telephone and internet.
Q.	How do I vote my shares that I hold in the City National Profit Sharing Plan?
A.
If you hold shares in your account under the City National Profit Sharing Plan (the "CNC 401-K Plan"), you will receive directions on how to submit your voting instructions as part of your proxy mailing. For any shares you hold in the CNC 401-K Plan, if your voting instructions are not received by 4:00 p.m. Eastern time on Friday April 29, 2005, your shares will be voted in proportion to the way the other CNC 401-K Plan participants voted their shares, except as may be otherwise required by law.
Q.	How are matters approved or disapproved?
A.	(a) Election of Directors: Directors are elected by a plurality of votes cast. Nominees who receive the most votes will be elected.

(b) Ratification of Auditors: Stockholders ratification of the selection of KPMG LLP as the Corporation's independent auditor is not required by the Corporation's bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is requested to approve this proposal.

A properly executed proxy marked "ABSTAIN" with respect to any matter will not be voted (and therefore will have the effect of a negative vote on that matter), although it will be counted for purposes of determining whether there is a quorum.

Q.	How will voting on any other business be conducted?
A.
We do not know of any business to be considered at the annual meeting other than the proposals described in this proxy statement. Because we were not notified of any other business to be presented at the annual meeting on or before February 6, 2005, if any other business is presented at the annual meeting, the person named on the proxy card, your designated proxy, will vote on such matter at his or her discretion.
Q.	Who can attend the annual meeting?
A.
Any stockholders entitled to vote at the annual meeting may attend the annual meeting. If you hold "street name" shares and would like to attend the annual meeting, please write to our Secretary at the address shown above or e-mail investor_relations@cnb.com, identifying yourself as a beneficial owner of our common stock, and we will add your name to the guest list.
Q.	How may I obtain a separate set of proxy materials or request a single set for my household? What should I do if I receive more than one set of voting materials?
A.
If you share an address with another stockholder, you may receive only one set of proxy materials (including our 2004 Summary Annual Report, Form 10-K for the year ended December 31, 2004 and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now and/or in the future, please request the additional copies by e-mail to investor_relations@cnb.com, by facsimile to (213) 833-4701 or by calling (213) 833-4715. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us in the same manner or write us at the address set forth below in the last question to request delivery of a single copy of these materials.

If you hold you shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.
Q.	Who is paying for this solicitation?
A.
The Corporation will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, proxies may be solicited personally or by telephone, facsimile, the Internet or other means by certain directors, officers and employees who will receive no additional compensation for their services.
Q.	How do I get more information about you?
A.
With this proxy statement, we are also sending you our 2004 Summary Annual Report and our Annual Report on Form 10-K for the year ended December 31, 2004, which includes our financial statements. If you did not receive them, we will send them to you without charge. The Form 10-K includes a list of exhibits filed with the Securities and Exchange Commission, but does not include the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Expenses for copying and mailing them will be your responsibility. Please write to:
Investor Relations City National Bank City National Center 400 North Roxbury Drive Beverly Hills, California 90210

You may also send your request by facsimile to (213) 833-4701 or by e-mail to investor_relations@cnb.com. In addition, you can find out more information about the Corporation at our website at www.cnb.com. We make our web site available for information purposes only and it should not be relied upon for investment purposes, nor is it incorporated by reference into this proxy statement. On the Investor Relations section of the website, you can access electronically filed copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports free of charge. The SEC also maintains a web site at www.sec.gov that contains reports, proxy statements and other information regarding SEC registrants, including the Corporation.

PROPOSAL 1: Election of Directors

        The Board of Directors of the Corporation currently consists of eleven members divided into three classes: Class I, Class II and Class III, with each class serving for a full three-year term, or until election and qualification of their successors. The terms of each class expire at successive annual meetings so that the stockholders elect approximately one-third of the Directors at each annual meeting.

        The term of office of the current Class III directors will expire at the 2005 annual meeting or upon election and qualification of their successors. The Board of Directors has nominated Richard L. Bloch, Bram Goldsmith, Robert H. Tuttle and Kenneth Ziffren (all of whom are currently Class III directors) to be elected at the annual meeting as Class III directors for a three year term expiring at our annual meeting in 2008 or until their successors have been elected and qualified. Set forth below is information (as of January 31, 2005) about each of the nominees for election and the Class I and Class II directors whose terms have not yet expired. Each of the current directors is also a director of City National Bank (the "Bank"), a wholly owned subsidiary of the Corporation (collectively, the "Company").

        If one or more of the nominees unexpectedly becomes unavailable to serve as a director, the proxies may be voted for one or more substitute nominees selected by the Board of Directors, or the authorized number of directors may be reduced. If the authorized number of directors is reduced for any reason, the proxies will be voted for the election of the remaining nominees named in this proxy statement. To the best of the Corporation's knowledge, all nominees are and will be available to serve as directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF
MESSRS. BLOCH, BRAM GOLDSMITH, TUTTLE AND ZIFFREN.

Nominees for Election as Class III Directors with Terms Expiring in 2005:

Name	Age	Principal Occupation and Other Directorships	Director of Bank Since	Director of Corporation Since
Richard L. Bloch	75	President, Piñon Farm, Inc., for more than the past five years; From 1997 to present, co-management partner CLB Partners and from December 1993 through October 1997, Real Estate Investor and former Chairman of the Board, Columbus Realty Trust. Director, Ascendant Solutions, Inc.	1974	1979
Bram Goldsmith(1)	82	Chairman of the Board, City National Corporation, for more than the past five years.	1964	1969
Robert H. Tuttle	61	Managing Partner, Tuttle-Click Automotive Group since 1989. From 1985 to 1989, Assistant to the President and Director of Presidential Personnel, The White House and from 1989 to 1999, Director of Arizona Bank.	2002	2002
Kenneth Ziffren	64	Partner, Ziffren, Brittenham, Branca, Fischer, Gilbert-Lurie, Stiffelman & Cook, LLP, law firm, for more than the past five years. Director, Panavision, Inc.	1989	1989

Class I Directors (Terms Expire at 2006 Annual Meeting):

Name	Age	Principal Occupation and Other Directorships	Director of Bank Since	Director of Corporation Since
George H. Benter, Jr.	63	President, City National Corporation since 1993; President and Chief Operating Officer, City National Bank since 1992.	1992	1993
Kenneth L. Coleman	62	Founder, Chairman and Chief Executive Officer, ITM Software Corporation since May 2002. From 1987 until June 2001, held various positions including Executive Vice President of Global Sales, Servicing and Marketing with Silicon Graphics, Inc. Director of MIPS Technologies, United Online and Accelrys, Inc.	2003	2003
Peter M. Thomas	55	Managing Partner, Thomas & Mack Co., a commercial real estate development company. From 1992 to 1995, President and Chief Operating Officer of Bank of America-Nevada; and from 1982 to 1992, President and Chief Operating Officer of Valley Bank of Nevada. Director of Boyd Gaming Corporation.	2003	2003
Andrea L. Van de Kamp	61	President, Andrea Van de Kamp Consulting Services. From 1997 until June 2004, Senior Vice President and Chairman, West Coast Operations, Sotheby's Auction House. Director, Maguire Properties, Inc.	1994	1994

Class II Directors (Terms Expire at 2007 Annual Meeting):

Name	Age	Principal Occupation and Other Directorships	Director of Bank Since	Director of Corporation Since
Russell Goldsmith(1)	55	Vice Chairman and Chief Executive Officer, City National Corporation since October 1995; Chairman of the Board and Chief Executive Officer, City National Bank since October 1995.	1978	1979
Michael L. Meyer	66	Chief Executive Officer, Michael L. Meyer Company, a real estate consulting and investment company since October 1999. From 1974 to 1998, Managing Partner, Orange County, Ernst & Young LLP Real Estate Group. From 1998 to 2002, Principal in TransPac Partners LLC and Pacific Capital Investors, investor in loans and real estate in Japan; and from 2000 to 2003, Principal in Advantage 4, LLC, provider of telecommunications systems for real estate projects. Director of William Lyon Homes and Paladin Realty Income Properties, Inc.	1999	1999
Ronald L. Olson	63	Partner, Munger, Tolles & Olson, law firm, for more than the past five years. Director, Edison International, Berkshire Hathaway, Inc., and The Washington Post Company.	2001	2001

(1)
Russell Goldsmith is the son of Bram Goldsmith.

PROPOSAL 2: Ratification of Selection of Independent Auditors

        The Audit Committee of the Board of Directors has selected KPMG LLP ("KPMG") as the Corporation's independent auditors for the fiscal year ending December 31, 2005 and has further directed management submit the selection of independent auditors for ratification by the stockholders of the Corporation at the Annual Meeting.  KPMG has audited the Corporation's financial statements since 1993. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of KPMG as the Corporation's independent auditors is not required by the Corporation's bylaws or otherwise. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm and reserves the discretion to retain KPMG as the Corporation's independent auditors. Even if the selection is ratified, the Audit Committee in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such change would be in the best interest of the Corporation and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE CORPORATION'S
INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

FEES PAID TO KPMG LLP

Policy on Audit Committee Pre-approval of Audit and Non-Audit Services of Independent Auditor

        KPMG performs both audit and non-audit professional services for and on behalf of the Corporation and its subsidiaries. The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairman when expedited approval of services is necessary. During 2004 and 2003, the audit services included examination of the consolidated financial statements of the Corporation, examination of the financial statements of the Corporation's subsidiaries and a review of certain filings with the Securities and Exchange Commission and other regulatory agencies.

Fees for Professional Services

        The aggregate fees billed for professional services by KPMG in fiscal 2004 and 2003 for various services were:

	2004	2003
Audit Fees	$1,280,000	$595,053
Audit Related Service	325,325	328,340
Tax Compliance Fees	143,610	236,756
All Other Fees	—	—

	$1,748,935	$1,160,149

CORPORATE GOVERNANCE AND RELATED MATTERS

CORPORATE GOVERNANCE

        The Company is committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders and maintaining the Corporation's integrity in the marketplace. The Corporation has adopted a Code of Ethics for Senior Financial Officers and Principles of Business Conduct and Ethics for directors, officers and employees, collectively referred to herein as the "Codes of Conduct." The Corporation's Board of Directors has also adopted Corporate Governance Guidelines (the "Guidelines") to reaffirm significant corporate governance policies and practices of the Corporation, which in conjunction with the Restated Certificate of Incorporation, Bylaws and Charters for the Board's Audit Committee and Compensation, Nominating and Governance Committee (the "CN&G Committee"), form the framework for governance of the Corporation. The Corporation's Codes of Conduct and Guidelines, as well as the Committee charters, are available on the Corporate Governance page of the Investor Relations section of the Corporation's website at www.cnb.com (the "CNC Corporate Governance Web Page"). The Corporation will post on this website any amendments to the Codes of Conduct or waivers of the Codes of Conduct for directors and executive officers. There were no waivers in 2004.

        Stockholders may request printed copies of the Codes of Conduct and the Guidelines from Investor Relations at the contact information set forth on the cover page of this proxy statement or by email to investor_relations@cnb.com. The charters for the Audit Committee and the CN&G Committee are also attached as Appendices to the Corporation's 2003 proxy statement filed with the SEC.

        Director Independence.    The current Board has a majority of independent directors as defined by the listing standards of the NYSE and the Corporation's Guidelines. Attached to this Proxy Statement as Appendix A is a list of the categorical standards adopted by the Board for determining Board member independence which independence standards are included as part of the Corporation's Guidelines. The Board has designed the independence standards with a view towards (i) providing a framework for decisions by the Board that remains free of any relationships that may impair, or appear to impair, its ability to make independent collective judgments, and (ii) ensuring that all permitted transactions between the Corporation and a director or his/her family or their respective primary business affiliations will be on arms-length market terms. The independence standards seek to accomplish these goals by utilizing a combination of economic tests and confirmation that relationships are made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

        Each of the following directors meets the categorical standards set by the Board, the NYSE listing standards for independence, and has been determined to be an independent director: Richard L. Bloch, Kenneth L. Coleman, Michael L. Meyer, Ronald L. Olson, Peter Thomas, Robert H. Tuttle, Andrea L. Van de Kamp, and Kenneth Ziffren.

BOARD OF DIRECTORS MEETINGS; CONTACTING THE BOARD; COMMITTEES

        The Board of Directors held thirteen meetings during 2004. Each director attended at least 75% percent of all Board and applicable committee meetings. In accordance with the Guidelines, directors are expected to attend all annual stockholder meetings. All Board members (and nominees) were present at the Corporation's 2004 annual meeting.

        The non-employee directors meet in executive sessions without employee directors or management participation at least twice each calendar year and at such other times as they deem appropriate. The non-employee directors have currently selected Ken Ziffren, Chairman of the Audit Committee, to lead the non-employee director executive sessions.

        An individual can contact the Corporation's Board, any Committee of the Board, or select Board members (including the non-management directors as a group) by sending an email to

bdofdirectors@cnb.com or writing to: Board of Directors, Attention: Corporate Secretary, City National Corporation, 400 N. Roxbury Drive, Beverly Hills, California 90210. This contact information is provided on the CNC Corporate Governance Web Page. As further required by the SEC and the NYSE, the Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters or actual or potential corporate fraud or violation of applicable law. Procedures to submit a concern can also be found on the CNC Corporate Governance Web Page.

        The Board of Directors has the following standing committees: a Compensation, Nominating & Governance Committee; an Audit Committee; a Directors Trust Committee; and a Community Reinvestment Act Committee.

Compensation, Nominating & Governance Committee

        The Board of Directors approved the charter for the CN&G Committee on March 19, 2003, which charter contains a complete description of the powers and responsibilities of the CN&G Committee. The CN&G Committee is appointed by the Board to assist with director and officer compensation matters, recommend director nominees, and review and recommend appropriate policies and guidelines for governance matters. The CN&G Committee (which acts jointly as the CN&G Committee of the Bank) consists of the following Board members, each of whom meets the NYSE and Board's independence requirements: Richard L. Bloch (Chairman), Kenneth L. Coleman and Robert H. Tuttle. The CN&G Committee met five times during 2004.

        In carrying out its responsibility to recommend nominees for election to the Board, the CN&G Committee is authorized to retain a search firm, as well as obtain advice and assistance from internal or external legal, accounting or other advisors. The CN&G Committee identifies, screens and recommends to the Board candidates for membership on the Board, including nominees proposed by stockholders, on the basis of candidate guidelines established by the committee and approved by the Board as well as those qualifications for directors set forth in the Guidelines. A director candidate is expected to make a significant contribution to the membership of the Board by way of his or her range of skills, perspective, background (including education and experience), as well as serve as a significant and active resource for referrals and business development for the Corporation. Above all, director candidates must have the highest ethical standards, a strong sense of professionalism and dedication to serving the interests of all the stockholders and be able to make himself or herself available to the Board in the fulfillment of his or her duties.

        Nominations for the election of directors may be made by a stockholder entitled to vote for the election of directors by submitting a notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than 60 days prior to the first anniversary of the date of the last meeting of the stockholders of the Corporation called for the election of directors. For the 2006 Annual Meeting of Stockholders, nominations must be received by March 3, 2006. The notice must include: (i) the name, age, business address and, if known, the residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the number of shares of stock of the Corporation beneficially owned by the nominee and (iv) other information that would be required by federal securities laws and regulations for an individual nominated by the Board of Directors. The Corporation did not receive any such nominations for the 2005 annual meeting.

Compensation Committee Interlocks and Insider Participation

        None of the members of the CN&G Committee in 2004 has ever been an officer or employee of the Corporation or any subsidiary of the Corporation. During 2004, no executive officer or employee-director of the Corporation served as a director of an entity where a member of the CN&G Committee or any other independent Director of the Corporation is an executive officer.

        Each member of the CN&G Committee was a client of the Bank in the ordinary course of business during 2004. Similar transactions are expected to occur in the future. In the opinion of management, all such transactions were effected on substantially the same terms as those prevailing at the time for comparable transactions with other persons, including, as to any loans, interest rates, fees and collateral, and any loans did not involve more than the normal risk of collection or present any other unfavorable terms.

        Ken Coleman, a director of the Corporation, is the Founder, Chairman and Chief Executive Officer of ITM Software Corporation ("ITM") and holds a minority equity interest in ITM of less than ten percent. In 2004, the Board of Directors of the Corporation approved the acquisition of a software license by the Corporation from ITM. The transaction was approved by the disinterested members of the Board after discussion regarding the selection of the ITM software product, and a review to assure that the transaction was fair and reasonable, on market terms, on an arms-length basis, and after the Audit Committee's report of its review of these considerations, including an independent review of the optional and alternative products and services available from other providers. The ITM software is a solution that assists information technology professionals in managing a variety of software projects. The license is for an initial term of one year and provides for a one-time payment of approximately $113,000 in license fees and a payment of $20,300 for twelve months of technical support services (which support services were paid in two installments on October 1, 2004 and January 1, 2005).

Audit Committee

        The Board of Directors approved the charter for the Corporation's Audit Committee on March 19, 2003, which charter contains a description of the powers and responsibilities of the Committee. The Audit Committee is appointed by the Board of Directors to assist the Board in oversight of the financial reporting process, including the effectiveness of internal accounting and financial controls and procedures; the Corporation's compliance with legal and regulatory requirements; and the qualifications, independence and performance of the Corporation's independent auditors and internal auditors. All of the following members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the NYSE and the Corporation's Corporate Governance Guidelines and are "financially literate" as determined by the Board of Directors in its business judgment: Kenneth Ziffren (Chairman), Richard L. Bloch, and Michael L. Meyer. The Audit Committee has identified Michael L. Meyer as the "Audit Committee Financial Expert" as defined by the SEC and required by the charter. Audit Committee members are not expected to simultaneously serve on the audit committees of more than two other public companies, unless the Board of Directors determines that such service is not otherwise prohibited and will not impair the effectiveness and ability of committee members to serve on the Audit Committee. During 2004, the Audit Committee met eighteen times. The Audit Committee also functions as the Audit Committee of the Bank.

        The following "Report by the Audit Committee" shall not be deemed "soliciting material" or incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT BY THE AUDIT COMMITTEE

        The charter of the Audit Committee of the Board, as revised in March 2003, specifies that the purpose of the Committee is to assist the Board in its oversight of:

  •
  the integrity of the Corporation's financial statements and financial accounting practices, including the effectiveness of internal controls over financial reporting;

  •
  the Corporation's compliance with legal and regulatory requirements;

  •
  the qualifications and independence of the Corporation's independent auditors; and

  •
  the performance of the Corporation's internal auditors and the Corporation's independent auditors.

        In carrying out these responsibilities, the Audit Committee, among other things:

  •
  discusses with management, the internal auditors and the independent auditors the adequacy and effectiveness of the Corporation's and subsidiaries' internal controls regarding financial, accounting, regulatory and legal compliance;

  •
  reviews disclosures made by the Corporation's Chief Executive Officer and Chief Financial Officer during their certification process for the annual and quarterly reports about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation's internal controls;

  •
  obtains reports from management, including as appropriate the managers of Risk Management, Internal Audit, Compliance and Credit Review, that the Corporation and its subsidiary and affiliated entities are in conformity with applicable legal and regulatory requirements, and reviews material reports received from regulators or governmental agencies; and

  •
  discusses with management the Corporation's risk assessment and risk management policies.

        The charter of the Audit Committee was attached to the Corporation's Proxy for its 2003 Annual Meeting and is available on the CNC Corporate Governance Web Page.

        During 2004, the Audit Committee conducted its meetings in a manner designed to facilitate effective and complete communication among the committee members, management, internal auditors, risk management and compliance officers and the Corporation's independent auditors, KPMG. Among the matters discussed with the Corporation's internal audit, risk management and compliance officers, as well as KPMG, was the overall scope and plans for their respective audits. The Audit Committee met separately with each of the internal and independent auditors, without management, to discuss the result of their examinations and observations and recommendations regarding financial reporting practices and the effectiveness of the Corporation's internal controls. The Board of Directors has determined that (i) each of the members of the Audit Committee is independent and "financially literate", as required by the New York Stock Exchange and (ii) Michael L. Meyer qualifies as an audit committee "financial expert" within the meaning of the SEC's rules and regulations.

        In performing its function, during the year ended December 31, 2004, the Audit Committee has:

  •
  reviewed and discussed the audited financial statements of the Corporation as of and for the year ended December 31, 2004 with the Corporation's management;

  •
  discussed with the Corporation's independent auditors all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect;

  •
  received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has discussed with the independent auditors any relationship that may have an impact on their objectivity and independence, and satisfied itself as to the independent auditors' independence; and

  •
  in accordance with the Audit Committee's policy on Pre-Approval of Audit and Non-Audit Related Services, reviewed and approved all fees paid to KPMG for all audit and non-audit related services.

        In addition, during 2004, the Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company's risk management policies and procedures. The Committee has also reviewed and overseen the Corporation's and KPMG's review and assessment process related to Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board's (PCAOB) Auditing Standard No. 2 regarding the audit of internal control over financial reporting.

        Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Corporation's audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

KENNETH ZIFFREN, CHAIRMAN RICHARD L. BLOCH MICHAEL L. MEYER

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

        Directors who are employees of the Company receive no compensation for service as Directors.

  •
  Review of non-employee director compensation.    In 2004, the CN&G Committee considered changes to non-employee director compensation and retained a consultant to advise it. With the advice of the consultant, the CN&G Committee recommended to the Board increases in annual retainer amounts for certain Board Committee Chairs, as described below. In early 2005, in order to conform the grant of equity compensation awarded to non-employee directors to the requirements of Section 409A of the Internal Revenue Code, enacted as part of the American Jobs Creation Act of 2004 ("Section 409A"), after consultation with an independent consulting group, the CN&G Committee recommended to the Board changes to the equity component of the non-employee directors' compensation, as described below.

  •
  Fees.    The Company pays the following cash fees to its non-employee directors for attendance at Board and Committee meetings and for serving as Committee Chairs:

Board of Director Meeting Fees	$2,000
Committee Meeting Fees	$1,500
Annual Retainer for Chair of Board Committees(1)	$3,000-$10,000

(1)
Effective October 27, 2004, upon the recommendation of the CN&G Committee and with advice of an independent consulting firm, the Board increased the annual retainers of the Audit Committee Chair from $5,000 per year to $10,000 per year and the CN&G Committee Chair from $3,000 per year to $5,000 per year. The chairs of the Directors Trust Committee and the Community Reinvestment Act Committee each receive an annual fee of $3,000. The retainers are paid bi-annually in January and July.

        In addition, the Company reimburses non-employee directors for travel expenses incurred in connection with attending Board, Committee and stockholder meetings, and for other Company-business related expenses (including the travel expenses of spouses if they are specifically invited to attend the event for appropriate business purposes).

  •
  Director Stock Options.    Pursuant to the Amended and Restated 2002 Omnibus Plan (the "Amended 2002 Plan"), a portion of the non-employee director's compensation has included an automatic annual grant of 500 discounted stock options ("DSOs") on the date of the annual meeting of stockholders at an exercise price of $1.00 per share. The DSOs vested six months after grant or upon the earlier termination without cause of the option holder's directorship and expired ten years after grant. DSOs were granted to each non-employee director in 2004 pursuant to the Amended 2002 Plan. However, due to Section 409A, after consultation with an independent consulting group, the CN&G Committee has recommended to the Board that the automatic annual grants of DSOs be discontinued effective as of the 2005 annual stockholders meeting and the provision of the Amended 2002 Plan permitting such grants be deleted. On March 9, 2005, the Board approved that recommendation. In place of the DSO grants, the Board has approved the payment of an "Annual Award" to each non-employee director, as described below.

  •
  Annual Award.    On the date of each annual stockholders meeting, each non-employee director will be entitled to receive an "Annual Award" in cash in an amount equivalent to the value of 500 shares of the Corporation's common stock based on the closing price reported on the NYSE the prior business day. This cash payment will not be eligible for deferral under the Director Deferred Compensation Plan. In order to align the directors' compensation with stockholders' interests, each director will be required to use 50% percent of the gross amount of the Annual Award to purchase shares of the Corporation's stock on the open market within six months from the date of the annual meeting. This stock purchase requirement for non-employee directors is included in the Company's Corporate Governance Guidelines.

  •
  2000 City National Bank Director Deferred Compensation Plan.    The Bank's 2000 Director Deferred Compensation Plan (the Directors DCP") allows non-employee directors to elect each year to defer up to 100% of the cash amount of their director meeting fees and annual committee chair retainers. Each director's deferral account is credited with an amount based on the net investment return of one or more investment options selected by the director. Amounts in a director's deferral account represent an unsecured claim against the Bank's assets and are paid, pursuant to the director's written election, in a lump sum or in installments at a specified date during the director's service on the Board or upon termination of service. The Directors DCP provides for life insurance coverage to directors who used amounts under the Corporation's prior director deferred compensation plan to purchase split dollar life insurance arrangements beginning on the date each such director executed an "Agreement for Transfer of Policy and Termination of Split-Dollar Life Insurance Agreement" and ending on December 31, 2009.

  •
  Director Stock Ownership.    It is the policy of the Board that each non-employee director, to enhance his or her ownership in the Corporation and to better align the Board with the interests of the stockholders, is required over three years to accumulate and own at least $100,000 worth of the Corporation's stock. There are additional stock ownership requirements for employee-directors based on multiples of their salary, which requirements range from ownership of stock in an amount equal to 5 times the salary for the CEO to 3.5 times the salary for the other employee-directors. For more information about the stock ownership requirements for both directors and officers, see Appendix A to the Guidelines on the CNC Corporate Governance Web Page.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

        Certain directors, officers and stockholders of the Corporation, and their associates, were depositors, borrowers or customers of the Bank in the ordinary course of business during 2004. Similar transactions are expected to occur in the future. In the opinion of management, all such transactions were effected on substantially the same terms as those prevailing at the time for comparable transactions with other persons, including, as to any loans, interest rates, fees and collateral, and any loans did not involve more than normal risk of collection or present other unfavorable features.

        Ronald L. Olson, a director of the Corporation, is a Partner with the law firm of Munger, Tolles & Olson LLP which provided legal services to the Corporation or the Bank during 2004 and may do so in the future. Information about a software license entered into in 2004 between the Corporation and ITM Software Corporation, a company founded by, and whose Chairman and Chief Executive Officer is Ken Coleman, a director of the Corporation, is described earlier in this proxy statement under the heading "Compensation Committee Interlocks and Insider Participation."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires directors and executive officers of the Corporation and persons who own more than ten percent of the Corporation's common stock ("Ten Percent Owners") to file reports of initial ownership of the Corporation's common stock and subsequent changes in ownership with the SEC and the NYSE and to provide copies of such reports to the Corporation. Based solely upon the Corporation's review of the copies of such reports and written representations that no other reports were required to be filed during 2004, all Section 16(a) reporting requirements applicable to directors, officers and Ten Percent Owners were met in a timely manner.

STOCKHOLDER PROPOSALS

        To be considered for inclusion in the Corporation's proxy statement for the 2006 Annual Meeting of Stockholders, a stockholder proposal must be submitted in writing to the Corporation's Secretary on or before November 22, 2005 and must satisfy the other requirements of Rule 14a-8 under the 1934 Act. The proxy card for the 2006 Annual Meeting of Stockholders will give the designated proxy holder authority to vote at his or her discretion on any matter which is not brought to the Corporation's attention on or before February 3, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Owners of Common Stock

        The following table sets forth information as of January 31, 2005 regarding the beneficial owners of more than five percent of the outstanding shares of the Corporation's common stock. To the Corporation's knowledge, based on the absence of filings which beneficial owners of more than five percent of the outstanding shares of the Corporation's common stock are required to make with the SEC, there are no other beneficial owners of more than five percent of the outstanding shares of the Corporation's common stock. Except as otherwise noted in the footnotes below, each of these persons or entities had sole voting and investment power with respect to the Common Stock beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)		Percent of Class(2)
Bram Goldsmith: 400 North Roxbury Drive Beverly Hills, CA 90210			7.74%
Bram and Elaine Goldsmith, Trustees of the Bram and Elaine Goldsmith Family Trust	2,937,514
Elaine and Bram Goldsmith, Trustees of the Elaine Goldsmith Revocable Trust	567,989
Bram Goldsmith	58,625	(3)
Goldsmith Family Foundation	244,780	(4)
Bram Goldsmith, Trustee of Oak Trust A	13,731	(5)

Total	3,822,639	(11)
Russell Goldsmith: 400 North Roxbury Drive Beverly Hills, CA 90210			10.31%
Goldsmith Family Partnership	2,860,000	(6)
The Russell Goldsmith Trust	420,290	(7)
Russell Goldsmith, Trustee of Maple Trusts I and II, Pine Trusts I and II and other family trusts	310,148
Goldsmith Family Foundation	244,780	(4)
Russell Goldsmith	1,193,954	(8)
Russell Goldsmith, Trustee of the West LA Investment Trust No. 1-R	8
B.N. Maltz Foundation	58,495	(9)
MKB Co. Ltd.	7,500	(10)

Total	5,095,175	(11)
Wellington Management Company, LLP: 75 State Street Boston, Massachusetts 02109	2,900,130	(12)	5.87%
Capital Research and Management Company: 333 South Hope Street Los Angeles, CA 90071	2,525,200	(13)	5.11%

(1)
Includes shares subject to options which are presently exercisable or which will become exercisable within 60 days after January 31, 2005.

(2)
Based on 49,413,324 shares of Common Stock issued and outstanding at January 31, 2005.

(3)
Shares allocated to Bram Goldsmith's account under the City National Corporation Profit Sharing Plan.

(4)
The Goldsmith Family Foundation is a tax-exempt charitable foundation of which Bram Goldsmith and Russell Goldsmith are directors. Bram Goldsmith and Russell Goldsmith each disclaims beneficial ownership of these shares.

(5)
Represents shares held in a trust for the benefit of a member of the family of Bram Goldsmith for which Bram Goldsmith is the sole trustee.

(6)
The Goldsmith Family Partnership is a limited partnership of which the general partners include the Russell Goldsmith Trust, of which Russell Goldsmith is the sole trustee and the West L.A. Investment Trust No. 1-R of which Russell Goldsmith is the sole trustee. Russell Goldsmith disclaims beneficial ownership of the shares held by the Goldsmith Family Partnership except to the extent of Russell Goldsmith's respective pecuniary interest in the partnership.

(7)
Excludes the 2,860,000 shares identified as being held by the Goldsmith Family Partnership which the Russell Goldsmith Trust may be deemed to beneficially own as a general partner of the Goldsmith Family Partnership.

(8)
Includes 2,419 shares allocated to Russell Goldsmith's account under the City National Corporation Profit Sharing Plan and 1,191,535 stock options exercisable within 60 days after January 31, 2005.

(9)
The B. N. Maltz Foundation is a tax-exempt charitable foundation of which Russell Goldsmith is a director. Russell Goldsmith disclaims beneficial ownership of these shares.

(10)
The MKB Co. Ltd., is a limited liability company of which Russell Goldsmith's spouse is the managing member. The number of shares of City National Corporation held by MKB Co. Ltd. exceeds her pecuniary interest therein. Russell Goldsmith disclaims beneficial ownership of these shares.

(11)
After appropriate elimination of duplicate ownership attributable to both Russell Goldsmith and Bram Goldsmith under the Goldsmith Family Foundation (see footnote 4), Bram Goldsmith and Russell Goldsmith and their related interests beneficially own 8,673,034 shares which constitutes 17.55% of the outstanding shares.

(12)
Based solely upon information contained in a Form 13G filing with the SEC on February 14, 2005. Of the 2,900,130 shares beneficially owned by Wellington Management Company, LLP, it has shared voting power over all 2,900,130 shares as a result of acting as investment advisor to its clients, who are the record owners of the shares. The Schedule 13G reports that the Subsidiary which acquired the securities being reported on by Wellington Management Company, LLP is Wellington Trust Company, NA, a wholly-owned subsidiary and a bank as defined in Section 3(a)(6) of the 1934 Act. The "percent of class" calculation in the table was made using the 2,900,130 shares reported as beneficially owned in the Form 13G filing, and the 49,413,324 shares of Corporation stock outstanding as of January 31, 2005.

(13)
Based solely upon information contained in a Form 13G/A filing with the SEC on February 11, 2005.

SECURITY OWNERSHIP OF MANAGEMENT

City National Corporation

        The information below sets forth the number of shares of the Corporation's common stock beneficially owned as of January 31, 2005 by each of the current directors, the nominees recommended by the Board of Directors for election as directors, each of the individuals included in the "Summary Compensation Table" below and all current directors, nominees and executive officers as a group. Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the Common Stock beneficially owned by him or her.

	(a)		(b)		(c)
Name or Number of Persons in Group	Number of Shares of Common Stock Beneficially Owned(1)		Options(2)		Total		Percent of Class
George H. Benter, Jr.	51,325	(3)	86,637		137,962		*
Richard L. Bloch	145,425	(4)	—		145,425		*
Christopher J. Carey	261	(5)	—		261		*
Jan R. Cloyde	28,271	(6)	82,000		110,271		*
Kenneth L. Coleman	50	(7)	1,000		1,050		*
Bram Goldsmith	3,822,639	(8)	—		3,822,639		7.74%
Russell Goldsmith	3,903,640	(9)	1,191,535		5,095,175		10.31%
Michael L. Meyer	8,500		—		8,500		*
Ronald L. Olson	10,000	(10)	2,000		12,000		*
Peter M. Thomas	3,500		1,000		4,500		*
Robert H. Tuttle	2,000		500		2,500		*
Andrea L. Van de Kamp	6,132	(11)	—		6,132		*
Christopher J. Warmuth	10,015	(12)	15,484		25,499		*
Kenneth Ziffren	23,048	(13)	—		23,048		*
All Directors, Nominees and Executive Officers as a group (16 persons)	7,778,789	(1,3-14)	1,436,803	(2,14)	9,215,592	(1-14)	18.65%

*
Percentage information is omitted for those individuals whose beneficially owned shares represent less than one percent of the outstanding shares of the Corporation's common stock.

(1)
Excludes shares subject to options that are referred to in the adjacent column.

(2)
Represents shares subject to options which are presently exercisable or which will become exercisable within 60 days after January 31, 2005.

(3)
George H. Benter, Jr. has shared voting and investment power in these shares that are held in a trust of which he is a co-trustee.

(4)
Richard Bloch has shared voting and investment power in these shares that are held in a trust of which he is a co-trustee.

(5)
Shares allocated to Christopher J. Carey's account under the City National Corporation Profit Sharing Plan on February 1, 2005.

(6)
Includes 4,971 shares allocated to Jan R. Cloyde's account under the City National Corporation Profit Sharing Plan.

(7)
Kenneth Coleman has shared voting and investment power in these shares that are held in a trust of which he is a co-trustee.

(8)
Includes 13,731 shares owned by Oak Trust A, of which a member of the family of Bram Goldsmith is the beneficiary and Bram Goldsmith is the sole trustee and 58,625 shares allocated to Bram Goldsmith's account under the City National Profit Sharing Plan and shared voting and investment power as follows: (i) 2,937,514 shares owned by the Bram and Elaine Goldsmith Family Trust, of which Bram Goldsmith is a co-trustee, (ii) 567,989 shares owned by the Elaine Goldsmith Revocable Trust, of which Bram Goldsmith is a co-trustee, and (iii) 244,780 shares owned by the Goldsmith Family Foundation, a charitable foundation of which Bram Goldsmith is a director. Shares owned by the Goldsmith Family Foundation are also shown as being beneficially owned by Russell Goldsmith. Bram Goldsmith disclaims beneficial ownership of the shares owned by the Goldsmith Family Foundation.

(9)
Includes 420,290 shares owned by the Russell Goldsmith Trust and 8 shares owned by West LA Investment Trust No. 1-R, each trust of which Russell Goldsmith is the sole trustee (and excluding the 2,860,000 shares owned by the Goldsmith Family Partnership of which the Russell Goldsmith Trust and West LA Investment Trust No. 1-R are general partners), 310,148 shares owned by other trusts of which Russell Goldsmith is the sole trustee and 2,419 shares allocated to Russell Goldsmith's account under the City National Corporation Profit Sharing Plan, and shared voting and investment power as follows: (i) 2,860,000 shares owned by the Goldsmith Family Partnership, (ii) 244,780 shares owned by the Goldsmith Family Foundation, a charitable foundation of which Russell Goldsmith is a director, (iii) 58,495 shares owned by the B.N. Maltz Foundation, a charitable foundation of which Russell Goldsmith is a director, and (iv) 7,500 shares owned by MKB Co. Ltd, a limited liability company of which Russell Goldsmith's spouse is the managing member; the number of shares of City National Corporation held by MKB Co. Ltd. exceeds her pecuniary interest therein. Shares owned by the Goldsmith Family Foundation are also shown as being beneficially owned by Bram Goldsmith. Russell Goldsmith disclaims beneficial ownership of the shares owned by the Goldsmith Family Partnership except to the extent of his pecuniary interest therein, the Goldsmith Family Foundation, the B.N. Maltz Foundation and the MKB Co. Ltd.

(10)
Ronald Olson has shared voting and investment power in these shares that are held in a trust of which he is a co-trustee.

(11)
Andrea Van de Kamp has shared voting and investment power in 4,532 of these shares that are held in a trust of which she is a co-trustee.

(12)
Includes 2,030 shares allocated to Christopher J. Warmuth's account under the City National Corporation Profit Sharing Plan.

(13)
Kenneth Ziffren has shared voting and investment power in 15,786 of these shares that are held in joint tenancy.

(13)
In addition to the ownership disclosed for the persons identified in the Security Ownership of Management table, the beneficial ownership by two additional officers of the Bank who are designated as "Executive Officers" of the Corporation is disclosed in the totals for Columns (a), (b) and (c) of the table. "Executive Officers" means those individuals designated as such for purposes of Section 16 of the Securities Exchange Act of 1934. The number of shares beneficially owned by the Executive Officers is as follows: Column (a) 8,002 solely owned shares, plus 761 shares allocated to the officers' accounts under the City National Profit Sharing Plan; Column (b) 56,647 shares subject to options (see footnote 2); and column (c) the 65,410 shares included in the column (a) and column (b) totals for the executive officers.

(14)
The sum total for this column reflects appropriate elimination of duplicates attributable to both Russell and Bram Goldsmith under the Goldsmith Family Foundation (see footnotes 8 and 9).

Subsidiaries

CN Real Estate Investment Corporation

        The information below sets forth the number of 8.5% Series A Non-Cumulative Preferred Shares and 8.5% Series B Non-Cumulative Preferred Shares of CN Real Estate Investment Corporation (an indirect wholly-owned subsidiary of the Corporation) beneficially owned as of January 31, 2005 by each of the current directors, the nominees recommended by the Board of Directors for election as directors, each of the individuals included in the "Summary Compensation Table" below and all current directors, nominees and executive officers as a group. Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the Series A and Series B Shares owned.

Name or Number of Persons in Group	Series A Shares Beneficially Owned		Series A Percent Of Class*	Series B Shares Beneficially Owned		Series B Percent Of Class*
Bram Goldsmith	1,100	(1)	3.24%	800	(2)	11.72%
Russell Goldsmith	800	(3)	2.36%	250	(4)	3.66%
All Directors, Nominees and Executive Officers as a group (4 persons—Series A; 3 persons—Series B)	1,600	(1,3,5)	4.72%	1,150	(2,4)	16.84%

*
Percentage information is omitted for those individuals whose beneficially owned shares represent less than one percent of the outstanding shares of the subsidiary's preferred stock.

(1)
Includes 500 Series A shares owned by the Goldsmith Family Foundation, a charitable foundation of which Bram Goldsmith is a director and 600 Series A shares owned by trusts of which members of the family of Bram Goldsmith are the beneficiaries and Bram Goldsmith is the sole trustee. Shares owned by the Goldsmith Family Foundation are also shown as being beneficially owned by Russell Goldsmith. Bram Goldsmith disclaims beneficial ownership of the shares owned by the Goldsmith Family Foundation.

(2)
Includes 500 Series B shares owned by the Bram and Elaine Goldsmith Trust and 300 Series B shares owned by the Elaine Goldsmith Revocable Trust, of which trust Bram Goldsmith is a co-trustee.

(3)
Includes 500 Series A shares owned by the Goldsmith Family Foundation, a charitable foundation of which Russell Goldsmith is a director. Shares owned by the Goldsmith Family Foundation are also shown as being beneficially owned by Bram Goldsmith. Russell Goldsmith disclaims beneficial ownership of the shares owned by the Goldsmith Family Foundation. Also includes 300 Series A shares owned by trusts of which members of the family of Russell Goldsmith are the beneficiaries and Russell Goldsmith is the sole trustee.

(4)
Includes 150 Series B shares owned by trusts of which members of the family of Russell Goldsmith are the beneficiaries and Russell Goldsmith is the sole trustee.

(5)
The sum total for this column reflects appropriate elimination of duplicates attributable to both Russell and Bram Goldsmith under the Goldsmith Family Foundation (See footnotes (1 and 3)).

CN Real Estate Investment Corporation II

        The information below sets forth the number of 8.5% Series A Non-Cumulative Preferred Shares of CN Real Estate Investment Corporation II (an indirect wholly-owned subsidiary of the Corporation) beneficially owned as of January 31, 2005 by each of the current directors, the nominees recommended by the Board of Directors for election as directors, each of the individuals included in the "Summary Compensation Table" below and all current directors, nominees and executive officers as a group. Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the Preferred Shares owned by him or her.

Name or Number of Persons in Group	Subsidiary II Series A Shares Beneficially Owned		Subsidiary II Series A Percent Of Class*
Bram Goldsmith	200	(1)	*
Russell Goldsmith	300	(2)	*
Christopher J. Warmuth	150		*
All Directors, Nominees and Executive Officers as a group (5 persons)	950	(1,2)	0.62%

*
Percentage information is omitted for those individuals whose beneficially owned shares represent less than one percent of the outstanding shares of the Subsidiary's preferred stock.

(1)
Includes 100 shares owned by Bram Goldsmith's spouse. Bram Goldsmith disclaims beneficial ownership of the shares held by his spouse.

(2)
These shares are owned by trusts of which members of the family of Russell Goldsmith are the beneficiaries and Russell Goldsmith is the sole trustee.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

        The following "Report on Executive Compensation" and "Performance Graph" shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically incorporates it by reference, and shall not otherwise be deemed to be filed under such Acts.

REPORT ON EXECUTIVE COMPENSATION BY COMPENSATION, NOMINATING & GOVERNANCE COMMITTEE

        The Compensation, Nominating & Governance Committee of the Corporation, which acts jointly as the Compensation, Nominating & Governance Committee of the Bank (collectively, the "CN&G Committee") is responsible to the Corporation's Board of Directors and stockholders for reviewing and approving director and officer compensation plans, policies and programs, including compensation awarded to the Chief Executive Officer and the other Named Executive Officers. The CN&G Committee operates under a written charter adopted by the Board. The CN&G Committee is also responsible for overseeing matters related to governance and director nominations; however, except to the extent related to compensation matters, this Report does not address these other responsibilities. References in the following report to the Corporation include the Bank, unless otherwise noted.

Overall Philosophy

        The Corporation's compensation and benefit programs are designed to attract, motivate and retain executives critical to the Corporation's long-term success and the creation of stockholder value. Our program reflects the following principles:

  •
  Compensation should be related to performance.    Our compensation program reinforces the Corporation's business and financial objectives. The program provides systematic ways of rewarding employee-colleagues both as individuals and as members of a team for achieving or contributing meaningfully to the Corporation's strategic goals. Rewards are determined in accordance with the Corporation's "pay for performance" philosophy and are based on an evaluation process that periodically assesses performance against established goals.

  •
  Employee-colleagues should think like the Corporation's stockholders.    We believe that our employee-colleagues should act in the interests of the Corporation's stockholders and we encourage them to do that by granting them an equity stake in the company. Equity awards include stock option grants and restricted stock awards (including restricted stock units). In the past two years, in order to better align the interests of colleague and stockholders, the Board has replaced approximately one-half of stock option grants typically awarded to officers in the past with restricted shares and has adopted a value-based approach in its granting practices. This value-based approach takes into account any significant increase or decrease in the Corporation's stock value from year to year in determining the actual number of stock option and restricted stock awards that are granted relative to the prior year. The Company also has stock ownership requirements for officers, as described in detail on Appendix A to the Corporation's Corporate Governance Guidelines which can be viewed on the CNC Corporate Governance Web Page. Stock awards are viewed as a retention tool, intended to motivate colleagues to remain with the Corporation with the value of the awards realized through future appreciation in the stock price. Over time, the intent is that colleagues will achieve a meaningful level of company stock ownership which will better align their economic interests with the interests of the Corporation's stockholders.

  •
  Reward achievement of corporate and individual goals in a fair, objective and consistent way.    The compensation and benefit programs are designed to balance short and long-term objectives for both the Corporation and employee-colleagues; recognize behaviors that are consistent with the Corporation's values and culture; and properly value and blend teamwork and individual effort. The company's programs are reassessed annually for suitability with corporate growth strategies and competitiveness within the marketplace.

        When determining compensation levels for executive officers, we review compensation survey data from independent sources to ensure that our total compensation program is competitive. Companies selected for the survey generally include banks of a size comparable to, or larger than, the Bank, both within and outside of Southern California, although the exact identity of the institutions surveyed to establish comparability varies from time to time, based on the availability of compensation data from third-party surveys. In addition, we use custom survey data from a group of banks identified as financial/investment peer companies. These banks are similar to the Bank in asset size and product mix and are consolidated in a relatively small geographic location. Some, but not all, of the banks for which compensation survey information is considered are included within the SNL $10+ Billion Bank Index utilized in the "Stockholder Return Graph," below.

STOCKHOLDER RETURN GRAPH

City National Corporation
Total Return Performance

	Period Ending
Index
	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
City National Corporation	100.00	120.14	147.66	140.84	202.82	235.43
S&P 500	100.00	91.20	80.42	62.64	80.62	89.47
SNL $10B+ Bank Index	100.00	118.67	118.03	105.89	142.47	158.38

        The stockholder return graph compares the total cumulative stockholder return on the Corporation's common stock to the total cumulative returns of the Standard & Poor's 500 Index and the SNL $10+ Billion Bank Index.

        Each line on the stockholder return graph assumes that $100 was invested in the Corporation's common stock and the respective indices on December 31, 1999, and assumes quarterly reinvestment of all dividends. The total cumulative returns shown on the stockholder return graph reflect historical results only and are not necessarily indicative of future results.

Statement Regarding Deductibility

        Under Internal Revenue Code Section 162(m), the Corporation's tax deduction may be limited to the extent total compensation paid to the Corporation's chief executive officer and the four other highest-paid executive officers exceeds $1 million in any one tax year. The deduction limit does not apply to payments which qualify as "performance based" provided certain requirements are met, including receipt of stockholder approval. The CN&G Committee intends to structure the Corporation's compensation programs so that all compensation payments are tax deductible. However, the CN&G Committee reserves the discretion to make payments which are not tax deductible. In determining whether to do so, the CN&G Committee may consider a number of factors including, but not limited to, the tax position of the Corporation, the materiality of amounts likely to be involved, the performance levels of individuals who may receive such payments and the potential ramifications of the loss of flexibility to respond to unforeseeable changes in circumstances. Regulations under Section 162(m) permit stock options to be excluded from compensation if certain conditions are met, but restricted stock and restricted stock units may not be exempt if the aggregate compensation of the executive officer would exceed the limit. The CN&G Committee believes that all options granted under the Prior Plans (as defined below) and the Amended 2002 Plan meet these conditions.

Executive Compensation for fiscal 2004

        Decisions regarding compensation of the Corporation's chief executive officer, the members of the Corporation's Strategy and Planning Committee and other officers of the Corporation earning an annual base salary of $200,000 or more, all of whom are employees of the Bank, are made by the CN&G Committee. The executive officers of the Corporation are compensated by the Bank and receive benefits under various Bank employee benefit plans. The Corporation provides incentive based compensation benefits to its executive officers pursuant to the Corporation's Profit Sharing Plan, the Executive Management Bonus Plan, the Amended 2002 Plan, the Amended and Restated 1999 Variable Bonus Plan (the "Variable Bonus Plan") and the Executive Deferred Compensation Plan. The CN&G Committee administers the Variable Bonus Plan and the Amended 2002 Plan and grants restricted stock, options and other stock based awards under the Amended 2002 Plan. The CN&G Committee also administers outstanding options issued under the 1985 Stock Option Plan, the 1995 Omnibus Plan, the 1999 Omnibus Plan and the 2001 Stock Option Plan (collectively, "Prior Plans").

        The CN&G Committee meets at scheduled times during the year to administer the foregoing compensation programs, to make decisions regarding executive compensation and to fulfill its other responsibilities under its charter. The CN&G Committee has the authority to engage the services of outside advisers, experts and others to assist it in its work, which it has done from time to time.

        At its first meeting in 2005, the CN&G Committee reviewed and discussed the results of an executive pay study conducted by an outside consulting group with respect to the Bank's compensation levels for the Executive Committee members, as further described below. At two subsequent meetings, proposed executive compensation (including the CEO compensation) was presented and reviewed by the CN&G Committee, including base salaries for the new fiscal year and annual cash bonuses for the just completed fiscal year. Cash compensation and stock awards for the following executives were approved by the committee: officers with base salaries in excess of $200,000 per year; Executive Committee members; and Strategy & Planning Committee members. The committee assessed the CEO's 2004 performance against the goals established at the start of the year and approved his 2004 cash bonus as further described below. In addition, the committee approved 2005 performance goals established for the 2005 plan year under the Variable Bonus Plan and approved the CEO's 2005 base salary in accordance with the terms of his employment agreement. The committee also approved stock awards for all other officers.

Chief Executive Officer

        Base Salary.    Russell Goldsmith's base salary for 2004 was determined under the 2002 Russell Goldsmith Agreement. In determining the level of base salary under the 2002 Russell Goldsmith Agreement, the CN&G Committee took into account Russell Goldsmith's qualifications and past experience, the performance of the Corporation since he became the Chief Executive Officer and the substantial increase in the size and diversification of the Corporation, the Corporation's long-term goals to continue to grow and diversify throughout the term of the 2002 Russell Goldsmith Agreement, as well as data regarding base salary levels of Chief Executive Officers of other comparable financial institutions provided by independent consultants.

        Annual Cash Bonus.    All officers of the Corporation and its subsidiaries may be selected by the CN&G Committee to participate in the Variable Bonus Plan. For 2004, Russell Goldsmith was the only officer selected to participate. Under the Variable Bonus Plan, the CN&G Committee establishes an objective compensation formula (expressed as a percentage of base salary) based on the achievements of performance goals which may include net income, net operating income, earnings per share, return on assets, return on equity, total stockholder return and other corporate financial criteria. Based upon the formula established by the CN&G Committee for 2004, which reflected the Corporation's net operating income goal, and the Bank's performance for 2004, Russell Goldsmith received a bonus of $1,157,004 in March 2005.

        Stock Award Grants.    For the 2004 performance year, the CN&G Committee awarded 42,000 stock options and 11,500 restricted stock units to Mr. Goldsmith in March 2005.

        In approving the foregoing compensation for Mr. Goldsmith, the CN&G Committee also reviewed the terms of the Supplemental Executive Retirement Plan provided for in the 2002 Russell Goldsmith Agreement as well as the termination arrangements set forth in the 2002 Russell Goldsmith Agreement. See further discussion under Russell Goldsmith Agreement. The CN&G Committee further reviewed the terms of the Change of Control Agreement between Mr. Goldsmith and the Corporation and Mr. Goldsmith's participation in the Bank's Executive Deferred Compensation Plan. (See description below.)

Other Executive Officers

        Base Salary.    The CN&G Committee considers and approves senior management recommendations concerning base salaries for executive officers. Base salary adjustments are usually effective beginning March 1. Executive officer base salaries for 2004 were primarily based on the performance of the Corporation and the individual and the individual's department or division, and the base salary levels at comparable financial institutions.

        Annual Cash Bonuses.    Most executive officers of the Corporation are also members of the Bank's Executive Committee and as such are eligible to participate in the Bank's Executive Management Bonus Plan (the "Bonus Plan"). Russell Goldsmith is eligible to participate in the Bank's Variable Bonus Plan and not the Bonus Plan. The Bonus Plan governs annual cash bonuses payable to members of the Bank's Executive Committee (other than officers subject to other bonus arrangements) and is intended to further the long-term growth in the Bank's assets and earnings, and enhance its value to stockholders, by providing financial incentives to the Bank's executive management and focusing and coordinating executive management's efforts on the attainment of specific financial objectives.

        To that end, each year, the Bank's Strategy and Planning Committee (each of the members of which is also a member of the Executive Committee) establishes a net operating income goal for the Corporation which is subject to the approval of the Board of Directors. Under the Plan, the aggregate amount of bonuses paid depends upon the degree to which the Corporation's performance falls below or exceeds the net operating income goal. Senior management recommends to the CN&G Committee for its review and adoption the upper limit for bonuses, expressed as a percentage of annual base salary, based primarily on bonus levels for similar positions at comparable financial institutions, with an upper limit of 120%. If the Corporation does not achieve at least 85% of its net operating income goal ("bonus threshold"), no cash bonuses are paid. If the Corporation achieves or exceeds the bonus threshold, bonuses may, but are not required to, be paid in the sole discretion of the CN&G Committee. Determination of which executive officers will receive bonuses and in what amounts is made by the CN&G Committee following discussion of the recommendations of senior management, based on a discretionary evaluation of the contribution to the accomplishment of the Corporation's net operating income goal by the officer and the officer's department or division. Not all eligible officers will necessarily receive a bonus and not all eligible officers will necessarily receive the same bonus.

        As part of the performance evaluation process for executives, consideration is given to the participant's contribution to meeting the overall goals of the Bank, the participant's performance of basic job responsibilities and achievement of individual and/or departmental objectives, including individual contribution to the Executive Committee. In the 2004 process, the S&P Committee discussed financial performance, accomplishment of objectives, management and leadership and loan review, compliance and audit results. Consideration was also given to a review of a recently completed executive pay study conducted by an outside consulting group which compared the Bank's compensation levels for its top executives to both a peer group of regional banks of comparable size and performance to the Bank as well as broader financial services market compensation data, including general financial services banking data from the Towers Perrin 2004 Executive Compensation Survey and the Hay 2004 Executive Compensation Report on the U.S. Banking Industry. The Company's top executives were matched to similar positions of peers and others within the broader surveys to provide the most accurate data with appropriate adjustment to competitive data to reflect the appropriate comparison of specific responsibilities.

        Actual individual awards are calculated on the basis of the percentage achievement by the Corporation of the net operating income goal and the individual's performance level. Additional amounts may be paid as bonuses to members of the Executive Committee who are deemed by the CN&G Committee to have achieved superior performance during the rating period. The Corporation exceeded the 2004 bonus threshold, and bonuses were paid in March 2005.

        Stock Award Grants.    Recommendations of senior management for the grant of stock awards to executive officers under the Corporation's stock award plans are generally submitted to the CN&G Committee after the end of each fiscal year. In determining whether to recommend the grant of an award and the size of the grant to be awarded, senior management considers executive officers' salary levels, their expected contribution toward the growth and profitability of the Corporation, the Corporation's stock value and award grant levels at comparable financial institutions. After full discussion of the recommendations presented, the CN&G Committee decides whether to grant awards.

        The stock award plans are designed to align the interests of the executive officers with the long-term interest of the Corporation's stockholders in increasing the market value of the Corporation's stock. The awards generally have a vesting schedule of 25% per year, beginning one year after the grant date in the case of options, and two years after the grant date in the case of restricted stock, which is intended to assist in the retention of executive officers and the creation of stockholder value over the long-term, because the holder receives the full benefit for options only after four years and only after five years for restricted stock and restricted stock units.

        Other Compensation.    In approving both the cash and equity components of executive compensation, the CN&G Committee also reviewed the participation of the executives in the Corporation's retirement and savings plans (e.g., CNC Profit Sharing Plan) and deferred compensation plan. The CN&G Committee further reviewed the terms of the Change of Control Agreements between each member of the Bank's Executive Committee, including each of the five Named Executive Officers and the Corporation. (See description below.)

        Conclusion.    Attracting and retaining talented and motivated management and employee-colleagues is essential to create long-term stockholder value. Offering a competitive, performance-based compensation program with an equity component helps to achieve this objective by aligning the interests of executive officers and other key employee-colleagues with those of stockholders. We believe that the Corporation's fiscal 2004 compensation program met these objectives.

Respectfully submitted,

COMPENSATION, NOMINATING & GOVERNANCE COMMITTEE
RICHARD L. BLOCH, CHAIRMAN, KENNETH L. COLEMAN, AND ROBERT H. TUTTLE

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

        The following table sets forth the compensation for services rendered in all capacities to the Corporation and its subsidiaries earned during or, in the case of bonuses, on account of, the years indicated by each of the Corporation's Chief Executive Officer and the four most highly compensated officers of the Corporation during 2004 (including, in some cases, officers of the Bank who were deemed executive officers of the Corporation) who were employed by the Corporation or the Bank at December 31, 2004 (collectively, the "Named Executive Officers").

Long Term Compensation
Annual Compensation
Securities Underlying Options Granted
Name and Position with the Corporation and the Bank	Year	Salary(1)(2)		Bonus(3)		Other Annual Compensation(4)	Restricted Stock Unit/Restricted Stock Awards($)(5)			All Other Compensation(6)
Russell Goldsmith Vice Chairman and Chief Executive Officer, City National Corporation; Chairman of the Board and Chief Executive Officer, City National Bank	2004 2003 2002	$ $ $	914,431 868,041 844,743	$ $ $	1,157,004 1,132,153 1,088,609	— — —	$ $	722,630 711,563 —	47,440 62,500 375,000	$ $ $	24,600 24,000 23,500
George H. Benter, Jr. President, City National Corporation; President and Chief Operating Officer, City National Bank	2004 2003 2002	$ $ $	500,849 481,168 471,733	$ $ $	325,031 305,337 302,343	— — —	$ $	288,808 284,625 —	18,965 25,000 50,000	$ $ $	24,600 24,000 23,500
Christopher J. Carey Executive Vice President and Chief Financial Officer, City National Corporation and City National Bank	2004 2003 2002		$207,670 — —		$355,650 — —	— — —		$492,075 — —	25,000 — —		$55,950 — —
Jan R. Cloyde Executive Vice President, City National Corporation and Executive Vice President and Manager, Banking Services, City National Bank	2004 2003 2002	$ $ $	398,958 379,789 362,543	$ $ $	268,690 252,780 242,465	— — —	$ $	220,871 199,238 —	14,500 17,500 25,000	$ $ $	24,600 24,000 23,500
Christopher J. Warmuth Executive Vice President and Chief Credit Officer, City National Bank	2004 2003 2002	$ $ $	364,583 345,835 189,588	$ $ $	226,525 210,000 121,000	— — —	$ $ $	86,642 71,179 268,300	5,689 6,250 25,000	$ $ $	24,600 24,000 6,825

(1)
Includes amounts contributed to the Bank's Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan is a defined contribution plan with no guaranteed level of performance or security by the Bank.

(2)
Christopher J. Carey commenced employment with the Corporation in July 2004. Christopher J. Warmuth commenced employment with the Bank in June, 2002.

(3)
For Christopher J. Carey, the 2004 total reported bonus amount includes a one-time signing bonus of $200,000, which includes amounts to cover relocation expenses. (The Bank also reimbursed Christopher J. Carey for moving costs as noted in footnote 4 below.) For Christopher J. Warmuth, the 2002 total reported bonus amount includes a one-time $25,000 signing bonus.

(4)
There were no perquisites or other personal benefits which, in the aggregate, exceeded the lesser of $50,000 or 10% of total salary and bonus for any of the Named Executive Officers. The Bank reimbursed Christopher J. Carey $30,000 for costs of moving household goods in connection with his relocation to California.

(5)
The dollar value of the restricted stock unit and restricted stock awards listed in the table is calculated based on the closing price of the Corporation's common stock on the applicable date the CN&G Committee approved the award of the grants as follows: fiscal 2004 grants are calculated based on $60.93 closing price, except for Christopher J. Carey, whose award value is calculated on the basis of $65.61, the closing price on the date of his award grant; fiscal 2003 grants are calculated based on $45.54 closing price; fiscal 2002 grant to Christopher J. Warmuth is calculated based on $53.66 closing price, the closing price on the date of his award grant. Dividend equivalent units are issued with respect to the restricted stock units on each dividend payment date for the Corporation's common stock. Dividends are paid with respect to the restricted shares on each dividend payment date for the Corporation's common stock. Each of the restricted stock and restricted stock unit awards vest in four equal installments beginning on the second anniversary of the grant date. In the case of restricted stock unit awards, vested units convert and are distributed upon termination of employment. The following table lists the total number and value of restricted stock units and restricted stock awards held as of fiscal 2004 year end based on the closing market price of $70.65 on December 31, 2004, as reported on the NYSE:

Named Executive Officer	Number Held	Market Value as of 12/31/04
Russell Goldsmith	27,485	$1,941,815
George H. Benter, Jr.	10,990	$776,444
Christopher J. Carey	7,500	$529,875
Jan R. Cloyde	8,000	$565,200
Christopher J. Warmuth	5,485	$387,515
(6)
Reflects the contribution to the Profit Sharing Plan allocable to the Named Executive Officer, including any matching contribution to the Section 401(k) deferred compensation feature of that Plan. For Christopher J. Carey, also reflects payment of a $37,500 cost of living adjustment (prorated from the year one annual amount of $75,000) to alleviate the higher cost of living in the Los Angeles area.

Employment Contracts, Change of Control Agreements and Termination Arrangements

        Russell Goldsmith Agreement.    Russell Goldsmith serves as Chairman of the Board and Chief Executive Officer of the Bank and Vice Chairman and Chief Executive Officer of the Corporation pursuant to an Employment Agreement (the "2002 Russell Goldsmith Agreement") approved by the Board of Directors in 2002, which agreement replaced a prior employment agreement in effect from 1998. The 2002 Russell Goldsmith Agreement, which will remain in effect until July 15, 2006, provided for an annual salary of $853,811 from July 15, 2002 until February 28, 2003, at which time the Agreement provided for a two percent (2%) increase in annual salary, effective until March 1, 2004. Thereafter, annual salary increases for each successive year will increase by a minimum of six percent (6%) per year on each of the following March 1 review dates, subject to voluntary reduction by Russell Goldsmith. Consistent with benefits provided to all Executive Committee members, Russell Goldsmith will receive an automobile allowance of $1,000 per month. Annual bonus incentive remained unchanged from the prior agreement. Russell Goldsmith is entitled to an annual bonus equal to not less than 125% of his base compensation if plan goals for the year are achieved, scaled up ratably, to 200% of his base compensation, if 130% of plan goals are achieved, and scaled down ratably to 35% if 85% of plan goals are achieved.

        The 2002 Russell Goldsmith Agreement also provides for the implementation of a Supplemental Executive Retirement Plan for Russell Goldsmith (the "SERP Benefits"). The SERP Benefits equal approximately 1.54% of his final average pay (the average of the highest three years of Russell Goldsmith's final five years salary and bonus) per year of service, up to a 25.2% maximum after 16.33 years of service, on February 14, 2012. The projected benefit after 16.33 years of service at age sixty-two (the normal retirement date) is $664,000. The SERP Benefits include provisions for (i) actuarial reduction for early retirement; (ii) actuarially increased benefit for delayed retirement; (iii) payment of vested benefits upon retirement, death or disability (lump sum option); (iv) elective provision for joint and survivor annuity for his spouse, with actuarially reduced pension; (v) death benefits for his spouse; and (vi) five years extra service credit, but no change in maximum benefit, in event of a change of control. The SERP Benefit became fully vested upon eight years of service, on October 16, 2003.

        The following table provides an illustration of how the retirement benefits are calculated:

Final Average Compensation	60	62	65
$2,433,000	$521,000	$614,000	$791,000
$2,533,000	$543,000	$639,000	$823,000
$2,633,000	$564,000	$664,000	$856,000
$2,733,000	$585,000	$689,000	$889,000
$2,833,000	$607,000	$714,000	$921,000

        The 2002 Russell Goldsmith Agreement also provided for the grant to Russell Goldsmith on July 24, 2002 of 250,000 non-qualified stock options to acquire the Corporation's common stock at an exercise price of $47.12 per share (the fair market value on that date) pursuant to the Corporation's Original 2002 Omnibus Plan. The option was immediately exercisable as to 83,334 shares; exercisable as to 83,333 shares on July 24, 2003; and exercisable as to the remaining 83,333 shares on July 24, 2004. The options will expire on July 23, 2012.

        The 2002 Russell Goldsmith Agreement provides that in the event the Corporation or the Bank terminates Russell Goldsmith's employment without good cause, Russell Goldsmith will be entitled to receive an amount equal to (i) the base compensation and bonus he would have received during the three years following the date of termination (assuming for purposes of the calculation that the term of the 2002 Russell Goldsmith Agreement had extended for a period of three years from the date of termination) and (ii) the cost of all other employee benefits Russell Goldsmith would have received had he remained employed for three years following the date of termination. In addition, the stock options granted pursuant to the 2002 Russell Goldsmith Agreement, if not then exercisable in full, will become fully exercisable. For purposes of the 2002 Russell Goldsmith Agreement, "good cause" is defined as (i) conviction of a crime directly related to Russell Goldsmith's employment, (ii) conviction of a felony involving moral turpitude, (iii) willful and gross mismanagement of the Corporation's or the Bank's business and affairs or (iv) breach of a material provision of the 2002 Russell Goldsmith Agreement.

        If Russell Goldsmith's employment is terminated because of injury or physical or mental illness or due to Russell Goldsmith's death, he (or, in the event of his death, his beneficiary or estate) will be entitled to receive the same amounts and benefits as if his employment had been terminated without cause.

        Any dispute relating to the 2002 Russell Goldsmith Agreement will be resolved by binding arbitration. See "Change of Control Agreements" below, for information relating to change of control arrangements for Russell Goldsmith.

        Bram Goldsmith Agreement.    Bram Goldsmith currently serves as the Chairman of the Board of the Corporation and in all officer capacities pursuant to an employment agreement approved by the Board of Directors on May 15, 2003 (the "Bram Goldsmith Agreement"), which agreement replaced a prior agreement and has an initial term of two years. After review and consideration of competitive data, the CN&G Committee has approved a recommendation to the Board of Directors to extend the term of the Bram Goldsmith Agreement for an additional two years from May 14, 2005 to May 14, 2007, on the same terms and conditions as the current agreement. The Bram Goldsmith Agreement provides that the total amount to be paid to Mr. Goldsmith with respect to any fiscal year after 2003 for annual compensation and incentive bonus will not exceed $500,000. Like all other Executive Committee members, Bram Goldsmith receives a monthly automobile allowance of $1,000, and, upon signing the 2003 agreement, he received title to a 1987 Mercedes valued at $6,000 which had been his Company car for the past fifteen years.

        Since 1980, employment arrangements between the Corporation and Bram Goldsmith have provided for various policies of life insurance. Since 1990, and continuing under the Bram Goldsmith Agreement, an insurance policy on the joint lives of Bram and Elaine Goldsmith in the amount of $7,000,000 has been provided by the Bank, and will continue to be provided by the Bank while either Bram or Elaine Goldsmith remains alive. Until 2003, the Bank paid an annual premium equal to the greater of $60,000 or the amount necessary to maintain a $7,000,000 death benefit. The Bank will receive from the death benefit of the policy, before any payments are made to the beneficiaries, a sum equal to the aggregate amount of premiums paid on the policy since its inception, without interest. The total premiums paid between 1980 and 2002 on the existing policy and its predecessor policy total approximately $840,842. There is no arrangement or understanding, formal or informal, that Bram Goldsmith has or will receive or be allocated an interest in the cash surrender value of the insurance policy. In 2003 and 2004, the annual premium was paid out of the cash value of the policy.

        The Bram Goldsmith Agreement provides that in the event the Corporation terminates Bram Goldsmith's employment without good cause, Bram Goldsmith will be entitled to receive all compensation payable for the balance of the term as if it had not been terminated. For this purpose, "good cause" is defined as (i) conviction of a crime directly related to Bram Goldsmith's employment, (ii) conviction of a felony involving moral turpitude, (iii) willful and gross mismanagement of the Corporation's or the Bank's business and affairs, or (iv) breach of any material provision of the applicable agreement. If Bram Goldsmith's employment is terminated because of injury or physical or mental illness, the Corporation will be obligated to continue paying Bram Goldsmith's salary and bonus as if he continued to be employed by the Corporation, less any amount paid in lieu of salary under any private or governmental insurance program. If Bram Goldsmith's employment is terminated due to his death, his annual salary will be paid to his wife, if she is living, or his Revocable Living Trust, if she is not, for the lesser of two years or the remaining term of the Bram Goldsmith Agreement. Any dispute relating to the Bram Goldsmith Agreement will be resolved through binding arbitration. See "Change of Control Agreements" below for information relating to change of control arrangements for Bram Goldsmith.

        Termination of Employment and Change of Control Agreements.    Each officer who is a member of the Bank's Executive Committee, including each of the five Named Executive Officers, has entered into a Change of Control Agreement (the "Change of Control Agreement"), which provides that each officer will be employed for two years (three years for Russell Goldsmith, Bram Goldsmith, George H. Benter Jr., Christopher J. Carey and Jan R. Cloyde) from the date of a change in control. The compensation, benefits, title, duties and other attributes of the officer's employment generally will be at least equal to that which was provided prior to the change in control.

        If, after a change of control (as defined in the Change of Control Agreement), the officer's employment is terminated other than for "cause" or the officer resigns for "good reason," the officer will be paid an amount equal to two times (three times for Russell Goldsmith, Bram Goldsmith, George H. Benter, Jr., Christopher J. Carey and Jan R. Cloyde) such officer's base salary and annual bonus plus the value of certain other benefits and payments foregone due to the termination and will continue to receive all employee benefits for two years (three years for Russell Goldsmith, Bram Goldsmith, George H. Benter, Jr., Christopher J. Carey and Jan R. Cloyde) after the date of termination. For purposes of the Change of Control Agreements, "cause" is defined to mean (i) a willful and continued failure to perform the officer's duties or (ii) willfully engaging in illegal conduct or gross misconduct materially and demonstrably injurious to the Corporation, and "good reason" is defined to include (i) an action which diminishes the officer's position, authority, duties or responsibilities or (ii) a failure by the Corporation to comply with the compensation provisions of the agreement. In addition, any resignation by the officer during the 30 day period immediately following the first anniversary of a change of control is deemed to be for "good reason."

        If it is determined that any payments made to an officer pursuant to the Change of Control Agreement would subject such officer to an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, under certain circumstances such officer will also be paid an additional amount sufficient to put such officer in the same tax position as the officer would have been in had no excise tax been imposed on such payment.

        The Company has entered into an agreement with Christopher J. Carey which provides that if his employment is involuntarily terminated for any reason other than for: (1) cause, or (2) change of control, within the first 12 months of his employment, he will receive as severance 150% of his annual base salary, which amount will be paid in a lump sum or semi-monthly over a period of 18 months. If his employment is involuntarily terminated for any reason other than for (1) cause, or (2) change of control, within the next 12 months following his first anniversary of employment, he will receive 100% of his annual base salary, which amount will be paid in a lump sum or semi-monthly over a period of 12 months. Under this arrangement, termination of employment for cause is defined to mean engaging in illegal conduct or gross misconduct, which is materially and demonstrably injurious to the Company. Mr. Carey's employment with the Company commenced on July 6, 2004.

        Stock Option Plans.    Each of the Prior Plans and the Amended 2002 Plan contains provisions that take effect upon a change of control (as defined in each of the plans) of the Corporation. If a change of control occurs, all options held by employees vest in full unless the CN&G Committee determines otherwise, in which event the Board of Directors or the CN&G Committee, as applicable, will make provision for continuation and assumption of the plans and outstanding awards or for the substitution of new awards. Although the 1985 Stock Option Plan, under which no more options may be granted but under which there are still options outstanding, contains similar provisions, such provisions are no longer operative because all remaining options under the 1985 Stock Option Plan are fully vested.

        Executive Deferred Compensation Plan.    The Bank's 2000 Executive Deferred Compensation Plan ("Executive DCP") allows officers who are senior vice presidents or above to elect each year to defer up to 100% of their salary, up to 100% of commissions, and up to 100% of their annual bonus. Each officer's deferral account is credited with an amount equal to the net investment return of one or more investment options selected by the officer. Amounts in an officer's deferral account represent an unsecured claim against the Bank's assets and are paid, pursuant to the officer's written election, in a lump-sum or in quarterly installments at a specified date during the officer's employment or upon termination of employment. The Executive DCP provides a specified amount of life insurance coverage to each such eligible officer who used amounts under the Bank's prior executive deferred compensation plan to purchase split dollar life insurance arrangements beginning on the date the officer executed an "Agreement for Transfer of Policy and Termination of Split-Dollar Life Insurance Agreement" and ending on December 31, 2009.

Stock Option Plans

Grants in Last Fiscal Year

        The following table sets forth information regarding stock options granted to the Named Executive Officers during 2004. No stock appreciation rights were granted during 2004.

Name	Number of Securities Underlying Grants	Percent of Total Grants to Employees	Exercise Price (per share)(1)	Expiration Date(1)	Grant Date Present Value(2)
Russell Goldsmith	47,440	9.03%	$60.93	3/03/2014	$891,919
George H. Benter, Jr.	18,965	3.61%	$60.93	3/03/2014	$356,561
Christopher J. Carey	25,000	4.76%	$65.61	7/05/2014	$538,950
Jan R. Cloyde	14,500	2.76%	$60.93	3/03/2014	$272,615
Christopher J. Warmuth	5,689	1.08%	$60.93	3/03/2014	$106,959

(1)
The exercise price equals the closing price on the date the CN&G Committee approved the grants, as reported on the NYSE. Other than Christopher J. Carey (whose options were granted upon commencement of employment), expiration dates are calculated from March 4, 2004, the effective date of the grants. The options for each named executive officer become exercisable 25% on each anniversary of the effective date of the grant until fully exercisable. The options may become exercisable in full upon a change of control of the Corporation. See "—Employment Contracts, Change of Control Agreements and Termination Arrangements—Stock Option Plans".

(2)
"Grant Date Present Values" were calculated using the Black-Scholes option valuation model described below, with the following assumptions:

	Chris Carey	All Others
Black Sholes Value	$21.56	$18.80
Expected Life	7.5 years	7.5 years
Volatility	30.36%	30.69%
Dividend yield	1.88%	2.09%
Risk-free investment rate	4.08%	3.50%

        The expected life is based upon the pattern of exercises of options granted by the Corporation in the past. Volatility, a measure of the variability in the Corporation's stock price, is based on changes in the price of the Corporation's common stock during the past ten years, measured monthly. The dividend yield is an assumed rate. Actual dividend payments will depend upon a number of factors, including future financial results, and may differ substantially from the assumption. The risk-free investment rate for the weighted average life of the outstanding option is interpolated based on the U.S. Treasury Note yield curve. The actual value, if any, which a named Executive Officer may realize will depend upon the difference between the option exercise price and the market price of the Corporation's common stock on the date of exercise.

Aggregated Option Exercises and Year-End Option

        The following table sets forth information regarding exercises of stock options by the Named Executive Officers during 2004 and the value of all unexercised in-the-money stock options held by the

Named Executive Officers as of December 31, 2004. There were no exercises of stock appreciation rights during 2004 and no unexercised stock appreciation rights at December 31, 2004.

			Number of Shares Underlying Unexercised Options		Value of Unexercised in-the-money Options at Year-End(1)
	Shares Acquired upon Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Russell Goldsmith	85,200	$4,228,186	1,117,175	188,065	$39,228,339	$3,972,211
George H. Benter, Jr.	120,903	$2,681,140	56,896	75,215	$1,619,406	$1,588,778
Christopher J. Carey	—	—	—	25,000	—	$126,000
Jan R. Cloyde	—	—	67,750	44,500	$2,333,891	$873,590
Christopher J. Warmuth	—	—	14,062	22,877	$251,597	$385,388

(1)
Values are based on the $70.65 closing price of the Corporation's common stock on December 31, 2004, as reported on the NYSE. The actual amount which a named Executive Officer may realize will depend upon the market price of the Corporation's common stock at the time shares obtained upon exercise of such options are sold.

Securities Authorized For Issuance Under Equity Compensation Plans

        The following table summarizes information, as of December 31, 2004, relating to equity compensation plans of the Company pursuant to which equity securities of the Company are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights.		Weighted-average exercise price of outstanding options, warrants and rights.	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column).
Equity compensation plans approved by security holders	3,436,415	(1)(2)	$40.01	3,640,099	(3)
Equity compensation plans not approved by security holders	1,362,204		$44.79	—

Total	4,798,619	(2)	$41.37	3,640,099	(3)

(1)
Includes 30,028 shares assumed in the acquisition of Civic Bancorp with a weighted-average exercise price of $29.42. Civic Bancorp shareholders had approved these stock option plans.

(2)
Includes 53,975 shares of outstanding restricted stock units.

(3)
For every Share of Restricted Stock issued, the maximum number of Shares that may be delivered pursuant to awards under the Amended 2002 Plan is required to be reduced by 2.8 shares (including the one (1) share of Restricted Stock issued).

        In March 2001, the Board of Directors adopted the 2001 Stock Option Plan (the "2001 Plan"), which is a broadly-based stock option plan under which options were only granted to employees of the Corporation and subsidiaries who are neither directors or executive officers. The 2001 Plan contains a change of control provision similar to the other stockholder approved plan. The 2001 Plan was not submitted to the stockholders for their approval. No further awards can be issued under the 2001 Plan.

APPENDIX A
DIRECTOR INDEPENDENCE STANDARDS

(Excerpt from Corporate Governance Guidelines)

        The Board of Directors (the "Board") will consist of a majority of non-employee directors who satisfy the criteria for independence established by the Board as set forth below. For purposes of these director independence criteria, the term "Corporation" shall include all of the Corporation's consolidated subsidiaries.

        i)     Business Relationships: Any payments by the Corporation to any independent director's primary business affiliation or the primary business affiliation of an independent director's immediate family member (collectively, "Director Entities"), or by a Director Entity to the Corporation, for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

        All lending relationships between the Corporation, on the one hand, and any independent director or a Director Entity, on the other hand, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. Any loans or extensions of credit by the Corporation or its subsidiaries to such individual or entity or its subsidiaries must comply with applicable banking law, including Regulation O of the Federal Reserve and FDIC guidelines.

        Any business or banking relationship involving payments made to, or received from, the Corporation, by an independent director, or a Director Entity, for property or services must be in an amount which in the present year or for any of the last three years does not exceed a) 1% of the Corporation's consolidated gross revenues or, b) the greater of $1 million or 2% of the Director Entity's consolidated gross revenues.

        ii)    Charitable Contributions: Neither an independent director nor any immediate family member may be an officer, director, or trustee of a foundation, university, or other non-profit organization that receives from the Corporation, contributions in an amount which exceeds the greater of $50,000 or 10% of the total annual receipts received by the entity.

        iii)   Interlocking Directorates: No employee-director or executive officer of the Corporation shall serve as a director of a company where an independent director is an executive officer.

        iv)   Employment:

          1)    An independent director shall not:

            (a)   be or have been an employee of the Corporation within the last three years;

            (b)   be part of, or within the past three years have been part of, an interlocking directorate in which an executive officer of the Corporation serves or has served on the compensation committee of a company that concurrently employs or employed the independent director; or

            (c)   be or have been affiliated with or employed by a present or former auditor of the Corporation within the three year period following the end of the affiliation or the employment or auditing relationship.

          2)    An independent director may not have a family member who:

            (a)   is a member of senior management of the Corporation or has been within the last three years;

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            (b)   is part of an interlocking directorate in which an executive officer of the Corporation serves on the compensation committee of a company that concurrently employs such family member; or

            (c)   is or has been affiliated with or employed by a present or former auditor of the Corporation within the three year period following the end of the affiliation or the employment or auditing relationship.

        iv)   Direct Compensation: Neither an independent director or his or her immediate family member may receive or have received more than $100,000 per year in direct compensation from the Corporation (other than director and committee fees and pension or other forms of deferred compensation that is not contingent on continued services) within the past three years.

        vi)   Other Transactions: Subject to applicable laws, rules, regulations and listing standards, after taking into account all relevant facts and circumstances, the Board shall reserve the right to determine that any particular transaction or relationship between an independent director and the Corporation may, in the Board's judgment, be deemed not to be material, or would not impair the director's exercise of independent judgment, and the independent director will continue to be deemed independent.

        vii)  Definitions: For purposes of these independence standards, (a) immediate family members of a director include the director's spouse and other "family members" (including children) who share the director's home or who are financially dependent on the director, (b) the term "primary business affiliation" means an entity of which the director is a principal/executive officer or in which the director holds at least a 5% equity interest, and (c) the term "family member" means any of the director's spouse, parents, children, brothers, sisters, mother- and father-in law, sons- and daughters-in-law, and brothers and sisters-in-law and anyone (other than domestic employees) who shares the director's home. When looking back three years in applying these standards, "family members" do not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

        Each of the above standards which contains a three year "look-back" provision is subject to the same phase in provisions for the three year "look-back" set forth in NYSE listing standard 303A.02.

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ANNUAL MEETING OF STOCKHOLDERS
of
CITY NATIONAL CORPORATION

4:30 P. M.

MAY 4, 2005

CITY NATIONAL CENTER
400 NORTH ROXBURY DRIVE
BEVERLY HILLS, CALIFORNIA 90210

\/ FOLD AND DETACH HERE AND READ THE REVERSE SIDE \/

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CITY NATIONAL CORPORATION

        The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, each dated March 22, 2005, and hereby appoints Jan R. Cloyde, Christopher J. Carey and Michael B. Cahill, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the common stock of City National Corporation held of record by the undersigned at the close of business on March 15, 2005 at the Annual Meeting of Stockholders of CITY NATIONAL CORPORATION on May 4, 2005, at 4:30 p.m., and any adjournments or postponements thereof.

(Continued, and to be marked, dated and signed as instructed on the other side)

\/FOLD AND DETACH HERE AND READ THE REVERSE SIDE \/

PROXY FOR CITY NATIONAL CORPORATION ANNUAL MEETING OF STOCKHOLDERS MAY 4, 2005	Please mark your votes like this	☒

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED AND THE PROXY IS SIGNED, WILL BE VOTED "FOR" THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CITY NATIONAL CORPORATION

		FOR	WITHHOLD AUTHORITY			FOR	AGAINST	ABSTAIN
1.	ELECTION OF CLASS III DIRECTORS:	☐	☐	2.	RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS	☐	☐	☐
	RICHARD L. BLOCH BRAM GOLDSMITH ROBERT H. TUTTLE KENNETH ZIFFREN			3.	In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.
(To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING, PROXY MATERIALS AND VOTING
PROPOSAL 1: Election of Directors
PROPOSAL 2: Ratification of Selection of Independent Auditors
CORPORATE GOVERNANCE AND RELATED MATTERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECURITY OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
STOCKHOLDER RETURN GRAPH
COMPENSATION OF EXECUTIVE OFFICERS
APPENDIX A DIRECTOR INDEPENDENCE STANDARDS